UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 15, 2006

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

1000 Louisiana Street Suite 1500 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

Carrizo Oil & Gas, Inc., a Texas corporation (the “Company” or “we”) is a party to Subscription and Registration Rights Agreements (the “Subscription and Registration Rights Agreements”) dated as of June 13, 2005 with the investors (the “Investors”) in the Company’s 2005 private placement of 1.2 million shares of the Company’s common stock. The Subscription and Registration Rights Agreements, among other things, provided registration rights with respect to the shares purchased in that private placement and required the Company to file and keep effective for two years a resale shelf registration statement (the “Resale Shelf Registration Statement”) to register the resale of such shares under the Securities Act of 1933, as amended. The one-year holding period for such shares pursuant to Rule 144 under the Securities Act has now been satisfied, thereby allowing the Investors the opportunity to sell such shares in the open market subject to the other conditions of such rule. This provided the Investors an alternative to the registration and sale of such shares pursuant to the Resale Shelf Registration Statement. As a result, as of June 15, 2006, all of the Investors had waived their registration rights under the Subscription and Registration Rights Agreements. Therefore, the Company expects to withdraw the Resale Shelf Registration Statement previously filed with the SEC that had registered the shares purchased by the Investors, as well as shares owned by certain of the founders of the Company. As a result of such waiver, the placement agent for the 2005 private placement released all of the lock-up agreements that had previously restricted the sale of common stock by certain of the Company’s officers and directors until the Resale Shelf Registration Statement had become effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By: /s/ Paul F. Boling
Name: Paul F. Boling
Title: Vice President and Chief Financial Officer

Date: June 20, 2006